Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
CHIQUITA BRANDS INTERNATIONAL, INC.
at
$14.50 NET PER SHARE
by
CAVENDISH ACQUISITION CORPORATION
a wholly owned subsidiary of
CAVENDISH GLOBAL LIMITED
a jointly owned subsidiary of
BURLINGTOWN UK LTD
and
ERICHTON INVESTMENTS LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, AT THE END OF THE DAY ON WEDNESDAY, DECEMBER 3, 2014, UNLESS THE
OFFER IS EXTENDED.

November 4, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Cavendish Acquisition Corporation (“Purchaser”), a New Jersey corporation and a wholly owned subsidiary of Cavendish Global Limited (“Parent”), a company incorporated in England and Wales, and a jointly owned subsidiary of Burlingtown UK LTD, a company incorporated in England and Wales, and Erichton Investments Ltd., a company incorporated in the British Virgin Islands, to act as Dealer Manager in connection with the Purchaser’s offer to purchase (the “Offer”) all the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of Chiquita Brands International, Inc., a New Jersey corporation (“Chiquita”), at a price per Share of $14.50, net to the seller in cash, without interest, and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 4, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. Chiquita’s Solicitation/Recommendation Statement on Schedule 14D-9;

3. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (including Internal Revenue Service Form W-9);

4. A Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) before the Offer expires;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of the day on Wednesday, December 3, 2014, unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after January 4, 2015.

For Shares to be properly tendered pursuant to the Offer, (a) the following must be received by the Depositary at one of its addresses set forth herein before the Offer expires: (i) if the Shares being tendered are evidenced by certificates, (A) the Letter of Transmittal, properly completed and duly executed, (B) Share Certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal, (ii) if the Shares being tendered are uncertificated and are held on the books of Chiquita’s transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (iii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the “Information Agent”) as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Credit Suisse Securities (USA) LLC

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, Parent, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.